Exhibit 3(ii)
AGREEMENT OF LIMITED PARTNERSHIP
OF
STRATOS FUNDING LP
          THIS AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) is entered into and shall be effective as of November 17, 2004, by and between Stratos Global Corporation, a corporation incorporated under the laws of Canada (“SGC”), as a General Partner, and Stratos Wireless Inc., a corporation incorporated under the laws of Canada (“SWI”), as a Limited Partner, pursuant to the provisions of the Delaware Limited Partnership Act. Unless otherwise defined elsewhere in the Agreement, all capitalized terms shall have the meanings assigned to them in Section 1.8 below.
RECITALS
     A. Whereas, Stratos Funding LP was formed as a Delaware limited partnership pursuant to a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on November 17, 2004, pursuant to the Delaware Limited Partnership Act, Title 6 Delaware Code, Chapter 17.
     B. Whereas, the Partners desire to make certain capital contributions into the Partnership and enter into this Agreement in order to govern the affairs of the Partnership and set forth their rights, obligations and understandings with respect to the Partnership.
          NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound hereby, the Partners agree as follows:
SECTION 1. THE PARTNERSHIP
     1.1 Formation. The Partners hereby agree to form the Partnership as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.
     1.2 Name. The name of the Partnership shall be Stratos Funding LP, a Delaware limited partnership.
     1.3 Purpose. The purpose of this Partnership is to engage in any lawful act or activity for which partnerships may now or hereafter be organized under the Act.
     1.4 Registered Office and Resident Agent. The name and address of the Partnership’s resident agent in the State of Delaware shall be Corporation Service Company, 1013 Centre Road, New Castle County, Wilmington, Delaware 19805.
     1.5 Term. The term of the Partnership commenced on November 17, 2004, and shall continue until December 31, 2049, unless the Partnership is dissolved and terminated earlier as set forth in this Agreement.

     1.6 Filings: Agent for Service of Process.
          (a) The Partnership caused the Certificate to be filed in the office of the Secretary of State of the State of Delaware in accordance with the provisions of the Act. The General Partner shall cause amendments to the Certificate to be filed whenever required by the Act.
          (b) The General Partner shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of any other states or jurisdictions in which the Partnership engages in business.
     1.7 Independent Activities. The General Partner, each Limited Partner and their respective Affiliates may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner or Affiliate from engaging in such activities, or require any Partner or Affiliate to permit the Partnership or any Partner to participate in any such activities or entitle the Partnership or any Partner to any rights to the income, gain or profits derived therefrom, and as a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives, relinquishes and renounces any such right or claim of participation.
     1.8 Definitions. Capitalized words and phrases used in this Agreement have the following meanings:
          (a) “Act” means the Delaware Limited Partnership Act, as amended from time to time (or any corresponding provisions of succeeding law).
          (b) “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) (or more) of the outstanding voting securities of such Person, (iii) any officer, director or general partner of such Person, (iv) any Person who is an officer, director, general partner, trustee, beneficiary or holder of ten percent (10%) or more of the voting securities of any Person described in clauses (i) through (iii) of this sentence, or (v) any Person who is a member of the immediate family of any Person described in clauses (i) through (iv) of this sentence. As used in Section 1.8(b)(i), “control” (in the context of the terms “controlling,” and “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to cause the direction of management and policies of entities or persons, whether through the ownership of voting securities, by contract, or otherwise. As used in Section 1.8(b)(ii), the term “controlling” means the possession, direct or indirect, of the power to cause the voting securities to be voted as the Person sees fit.
          (c) “Agreement” or “Partnership Agreement” means this Agreement of Limited Partnership, as amended from time to time.
          (d) “Asset Value” means, with respect to any asset of the Partnership, the asset’s adjusted basis for Federal income tax purposes, except as follows:

               (i) The initial Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the General Partners (the “Gross Fair Market Value”):
               (ii) Upon the distribution in kind of any Partnership asset, other than a distribution in connection with Section 11.2, the Asset Value of such asset shall be adjusted immediately prior to such distribution to equal its Gross Fair Market Value;
               (iii) To the extent the Partners agree that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership, the Asset Values of all Partnership assets shall be adjusted to equal their respective Gross Fair Market Values as of the following times: (1) upon the acquisition of an interest in the Partnership by a new Partner or an additional interest by an existing Partner in exchange for more than a de minimis capital contribution; and (2) upon the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and
               (iv) If the Asset Value of an asset has been determined or adjusted in accordance with paragraphs (i), (ii) or (iii) of this Section 1.8(d), such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profit and Loss.
          (e) “Capital Account” means, with respect to any Partner, the capital account maintained for such Partner in accordance with the following provisions:
               (i) The capital account of each Partner shall be credited with the amount of cash and the Asset Value of any property contributed to the Partnership pursuant to this Agreement plus all income, gain and Profit of the Partnership allocated to such Partner pursuant to this Agreement, plus the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership property distributed to such Partner.
               (ii) The capital account of each Partner shall be debited with the amount of cash and the fair market value of any Partnership property distributed to such Partner pursuant to this Agreement, plus all Loss and items of loss and deduction allocated to such Partner pursuant to this Agreement, plus the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.
               (iii) In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the capital account of the transferor to the extent it relates to the transferred interest.
          (f) “Capital Contribution” means, with respect to any Partner, the amount of money and the initial Asset Value of any property (other than money) contributed to the Partnership, reduced by the amount of any liabilities of such Partner assumed by the Partnership in connection with the contribution or which are secured by any property contributed.

          (g) “Certificate” means the Certificate of Limited Partnership filed pursuant to the Act for the formation of the Partnership.
          (h) “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for Federal income tax purposes, except that if the Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the General Partners.
          (i) “General Partner” means any Person who (i) is described as such in Section 2.1 of this Agreement or has become a General Partner pursuant to the terms of this Agreement, and (ii) has not ceased to be a General Partner pursuant to the terms of this Agreement.
          (j) “Limited Partner” means any Person which (i) is described as such in Section 2.2 of this Agreement or who has become a Limited Partner pursuant to the terms of this Agreement, and (ii) holds a Partnership Interest. All references in this Agreement to a majority in interest or a specified percentage of the Limited Partners shall mean Limited Partners whose combined Percentage Points represent more than 50% or such specified percentage, respectively, of the Partnership Interests then held by all Limited Partners.
          (k) “Net Cash Flow” means all cash received from Partnership operations not including amounts received as Capital Contributions, reduced by all cash paid, or amounts used to establish reasonable reserves, for all Partnership expenses, debt payments, capital improvements, replacements or other contingencies, all as determined by the General Partners.
          (l) “Partners” means the General Partners and all Limited Partners, where no distinction is required by the context in which the term is used herein. All references in this Agreement to a majority in interest or a specified percentage of the Partners shall mean Partners whose combined Percentage Interests represent more than 50% of the Percentage Interests or such specified percentage, respectively, of the Percentage Interests then held by all Partners.
          (m) “Partnership” means the partnership formed pursuant to this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.
          (n) “Partnership Interest” means an ownership interest in the Partnership corresponding to a Percentage Interest to which the interest relates and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

          (o) “Percentage Interest” means with respect to any Partner, the Percentage Interest set forth opposite such Partner’s name on Exhibit A attached hereto. In the event any Partnership Interest is transferred in accordance with the provisions of this Agreement, the transferee of such interest shall succeed to the Percentage Interest of its transferor to the extent it relates to the transferred interest.
          (p) “Person” means any individual, partnership, corporation, limited liability company, trust or other entity.
          (q) “Profit” or “Loss” mean for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, as determined by the General Partners.
Other capitalized terms used in this Agreement and not defined in this Section 1.8 shall have the meanings assigned to them elsewhere in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to the “date herein” shall mean the date of this Agreement. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
SECTION 2. PARTNERS’ CAPITAL CONTRIBUTIONS
     2.1 General Partners. The names, addresses, Capital Contributions and Percentage Interests of the General Partners are set forth on Exhibit A attached hereto.
     2.2 Limited Partners. The names, addresses, Capital Contributions and Percentage Interests of the Limited Partners are set forth on Exhibit A attached hereto.
     2.3 Additional Capital Contributions. The Partners shall be under no obligation to make any additional contributions.
     2.4 Other Matters.
          (a) Except as otherwise provided in this Agreement, no Partner shall withdraw any Capital Contributions without the consent of a majority of the Partners.

          (b) No Partner shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Partnership or otherwise in its capacity as a Partner, except as otherwise provided in this Agreement.
          (c) Except as otherwise provided by this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership. Except as otherwise provided by this Agreement, any other agreements among the Partners, or applicable state law, a Limited Partner shall be liable only to make its Capital Contribution and shall not be required to lend any funds to the Partnership or, after its Capital Contribution has been paid, to make any additional contributions to the Partnership. No General Partner shall have any personal liability for the repayment of any Capital Contributions of any Limited Partner.
          (d) No Partner shall have any obligation at any time to restore a deficit balance in its Capital Account.
SECTION 3. ALLOCATIONS OF PROFIT, LOSS AND NONRECOURSE LIABILITIES
     3.1 Allocations of Profit and Loss.
          (a) Profit of the Partnership for each fiscal year shall be allocated:
               (i) first, in the same proportions as the aggregate Loss (if any) for all previous years was allocated among the Partners pursuant to Section 3.1(b)(ii), until the aggregate Profit allocated to each Partner pursuant to this Section 3.1(a)(i) for such year and all previous years is equal to the aggregate Loss allocated to such Partner pursuant to Section 3.1(b)(ii) for all previous years;
               (ii) thereafter, the balance, if any, to the Partners in the ratio of their Percentage Interests.
          (b) Loss of the Partnership for each fiscal year shall be allocated:
               (i) first, in the same proportions as the aggregate Profit (if any) for all previous years was allocated among the Partners pursuant to Section 3.1(a)(ii), until the aggregate Loss allocated to each Partner pursuant to this Section 3.1(b)(i) for each year and all previous years is equal to the aggregate Profit allocated to such Partner pursuant to Section 3.1(a)(ii) for all previous years; and
               (ii) thereafter, the balance, if any, to the Partners in the ratio of their Percentage Interests.
SECTION 4. DISTRIBUTIONS
     4.1 Distributions. Except as otherwise provided in Section 11.2 hereof, Net Cash Flow, if any, shall be distributed to the Partners in the ratio of their Percentage Interests at such times as the General Partners shall determine.

SECTION 5. MANAGEMENT
     5.1 Authority of the General Partners. Except to the extent otherwise provided in Section 5.2, the General Partners shall manage the business of the Partnership and shall have the power and authority to exercise all rights and powers, to make all decisions and to take all other actions not expressly reserved to the Partners hereunder which by law would otherwise be exercised, made or taken by all of the Partners or by the General Partners. Except as otherwise expressly provided in this Agreement, if a vote is required of the General Partners, the vote of General Partners holding a majority of the Percentage Interests held by General Partners shall control.
     5.2 Restrictions on Authority of General Partners. The consent or approval of all of the Partners shall be required for such actions as expressly provided elsewhere in this Agreement. In addition, without the consent of all of the Partners, the General Partners shall not have the authority to:
          (a) do any act in contravention of this Agreement;
          (b) do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;
          (c) confess a judgment against the Partnership;
          (d) knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction; or
          (e) commingle funds of the Partnership with funds of any other Person.
     5.3 Right to Rely on General Partners. Any Person dealing with the Partnership may rely upon a certificate signed by any of the General Partners as to:
          (a) the identity of any General Partner or Limited Partner;
          (b) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a General Partner or which are in any other manner germane to the affairs of the Partnership; and
          (c) the Persons who are authorized to execute and deliver any instrument or document of the Partnership.
     5.4 Duties and Obligations of General Partners.
          (a) The General Partners shall take all actions which may be necessary or appropriate for the continuation of the Partnership’s valid existence as a limited partnership.
          (b) The General Partners shall devote to the Partnership such time as may be necessary for the proper performance of all duties hereunder, but the General Partners shall not be required to devote full time to the performance of such duties.

     5.5 Duties of the Partners. Subject to and in recognition of the various rights, obligations and scope of operating and execution authority granted to the General Partners hereunder, the General Partners shall exercise due diligence to cause the Partnership to accomplish the Partnership’s purposes. The General Partners also shall, subject to aforesaid, exercise due diligence to cause the Partnership to comply with all legal requirements applicable to the Partnership and with all agreements to which the Partnership is a party, or by which the Partnership is bound. The Partners shall act expeditiously in all Partnership matters, shall take all such actions as may be appropriate to the business of the Partnership, and shall devote such of their time to the affairs of the Partnership’s business as is reasonable necessary, taking into account their status as General Partners or Limited Partners.
     5.6 Indemnification by and of Partners. Each Partner shall be solely responsible for and shall indemnity and hold harmless the Partnership and the other Partners from and against the indemnitor Partner’s own grossly negligent or willfully wrongful acts or omissions and for its acts and omissions which are beyond the scope of its authority hereunder or which are in breach of its obligations hereunder. No Partner shall be liable to the Partnership or to the other Partners for any loss or damage arising out of any activities in such Partner’s capacity as Partner within the scope of such Partner’s authority provided such loss or damage was not caused by such Partner’s bad faith acts, gross negligence or willful misconduct. Except to the extent that a Partner incurs loss or damage caused by its bad faith acts, gross negligence or willful misconduct, or for its acts and omissions which are beyond the scope of its authority hereunder, the Partnership shall, out of Partnership assets (but not the assets of any Partners), indemnify and hold the Partners harmless from and against any personal loss or damage incurred by them arising from any act performed by them for and on behalf of the Partnership or arising out of any business of the Partnership.
     5.7 Compensation and Loans.
          (a) Compensation and Reimbursement. The General Partners shall be entitled to reimbursement for any direct expenses incurred in connection with the Partnership’s business, but shall not be entitled to any other compensation for their services hereunder. No Limited Partner shall receive any salary, fee or draw for services rendered to or on behalf of the Partnership, nor shall any Limited Partner be reimbursed for any expenses incurred by such Limited Partner on behalf of the Partnership.
          (b) Partner Loans. Any Partner may, with the consent of the General Partners, lend or advance money to the Partnership. If any Partner shall make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Partnership. The amount of any such loan or advance by a lending Partner shall be repayable out of the Partnership’s cash and shall bear interest at such rate as the General Partners and the lending Partner shall agree. If a General Partner is the lending Partner; the rate of interest shall be determined in good faith by the General Partners taking into consideration, without limitation, prevailing interest rates and the interest rates such General Partner is required to pay in the event such General Partner has itself borrowed funds to loan or advance to the Partnership. None of the Partners shall be obligated to make any loan or advance to the Partnership.

     5.8 Authority of General Partners. The signature of one or more of the General Partners shall be necessary and sufficient to execute any agreements, contracts, deeds, promissory notes, instruments or other documents and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signatures of any one of the General Partners shall be sufficient to execute any “statement of partnership” or other documents necessary to effectuate this or any other provision of this Agreement. All of the Partners do hereby appoint each of the General Partners as their attorney-in-fact for the execution of any or all of the documents described herein.
SECTION 6. ROLE OF LIMITED PARTNERS
     6.1 Rights or Powers. Except as otherwise set forth in Section 6.2 hereof, the Limited Partners shall have no rights or powers to take part in the management and control of the Partnership and its business and affairs.
     6.2 Voting Rights. The Limited Partners shall have the right to vote on the matters expressly set forth in this Agreement. Except as otherwise expressly provided in this Agreement, if the Limited Partners are entitled to vote on a matter, the vote of Limited Partners holding a majority of the Percentage Interests held by Limited Partners that have voted on such matter shall control.
SECTION 7. BOOKS AND RECORDS
     7.1 Books and Records. The General Partners shall keep adequate books and records of the Partnership at the Partnership’s principal place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Partnership, including, without limitation, all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Partnership’s business and affairs. Any Partner or its designated representative shall have the right, at any reasonable time, to have access to and inspect and copy the contents of such books or records.
     7.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.
     7.3 Reports. The General Partners shall cause to be prepared and furnished to the Partners a statement of partnership operations for each calendar quarter. The General Partners shall cause to be prepared, and shall furnish to the Partners within one hundred twenty (120) days after the end of each fiscal year, a profit and loss statement, a balance sheet and a statement of changes in financial provision.
     7.4 Tax and Accounting Decisions. All decisions as to tax matters and accounting treatment of any items relating to the Partnership’s business shall be made by the General Partners in consultation with the Partnership’s accountants. The General Partners shall make, or cause to be made, such elections as they may deem appropriate.
SECTION 8. AMENDMENTS; MEETINGS
     8.1 Amendments.

          (a) Amendments to this Agreement may be proposed by one or more of the General Partners or by any Limited Partner holding ten percent (10%) or more of the Percentage Interests. If an amendment is proposed by a Limited Partner, such Limited Partner shall promptly delivery to each of the General Partners the text of the proposed amendment. Following receipt of the text of the proposed amendment as the case may be, the General Partners shall cause to be submitted to each Limited Partner a copy of the text of the proposed amendment and its recommendation with respect thereto. The General Partners shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate, in accordance with Section 8.2 herein. For purposes of obtaining a written vote, the General Partners may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partners’ recommendation with respect to the proposal. Except as provided in Section 8.1(b) and 9.7(b) hereof, a proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of Partners holding a majority of the Percentage Interests.
          (b) Notwithstanding Section 8.1(a) hereof, this Agreement shall not be amended without the consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner’s Partnership Interest into a General Partner’s Partnership Interest, (ii) modify the limited liability of a Limited Partner, or (iii) alter the interest of a Partner in Profits, Losses, other items of income, gain, loss and deduction, or any Partnership distributions.
     8.2 Meetings and Means of Voting.
          (a) Meetings of the Partners may be called by any one or more of the General Partners and shall be called upon the written request of Limited Partners holding ten percent (10%) or more of the Percentage Interests. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting, and shall state the nature of the business to be transacted. Whenever the vote or consent of Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners in person or by telephone or may be given by means of a written consent signed by Partners holding the requisite percentage of Percentage Interests. Except as otherwise expressly provided in this Agreement, the vote of Partners holding a majority of the Percentage Interests shall control.
          (b) Each Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of six (6) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it unless otherwise provided in the proxy.
          (c) Each meeting of Partners shall be conducted by any one or more of the General Partners elected by the General Partners by simple majority decision or by such other Person as the General Partners may appoint pursuant to such rules for the conduct of the meeting as the General Partners deem appropriate. Meetings shall be held at locations selected by the General Partners.

          (d) The General Partners shall meet with the other Partners on a regular basis to report on the operations of the Partnership. Meetings shall be held at locations selected by the General Partners.
SECTION 9. TRANSFER OF PARTNERSHIP INTERESTS
     9.1 Transfer Restrictions. Unless otherwise permitted or approved in this Section 9, no Limited Partner may assign, transfer, sell or otherwise dispose of its Partnership Interest, or any portion thereof, except with the consent all of the General Partners and only after complying with the provisions of Section 9.3 hereof.
     9.2 Transfers by General Partner. At any time when there is more than one General Partner, no General Partner may, unless otherwise permitted or approved pursuant to this Section 9, assign, transfer, sell or otherwise dispose of its Partnership Interest without the consent of the other General Partners. At any time when there is only one General Partner, the General Partner may assign, transfer, sell or otherwise dispose of its Partnership Interest without restriction. The permitted assignee of a General Partner shall become a substitute general partner.
     9.3 Registration. If any Partnership Interest is to be assigned, transferred or sold, either (a) such Partnership Interest shall be registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or (b) the transferor shall provide an opinion of counsel, satisfactory to the General Partners, that the proposed assignment, transfer or sale is exempt from such registration requirements. The Partnership and the Partners have no obligation or intention whatsoever to register Partnership Interests for resale under any Federal or state securities laws or to take any action which would make available to any Person any exemption from the registration requirements of such laws.
     9.4 Hypothecation. Any hypothecation, mortgage, pledge or collateralization of a Partnership Interest is expressly subject to the prior written consent of the General Partners and any such purported hypothecation, mortgage, pledge or collateralization in any manner by any Person without the prior written consent of the General Partners shall be null and void and of no legal effect.
     9.5 Prohibited Transfers. Any transfer or purported transfer, whether by operation of law or otherwise, of a Partnership Interest shall be null and void and of no legal effect unless it is permitted by this Section 9.
     9.6 Rights of Transferee.
          (a) Except as provided in this Section 9, and as required by operation of law, the Partnership shall not be obligated for any purpose whatsoever to recognize the transfer by any partner of a Partnership Interest unless such transfer is made in accordance with the terms of this Agreement.
          (b) Any transfer of a Partnership Interest must be in writing, may not contravene any of the provisions of this Agreement, and must be executed by the transferor and delivered to the Partnership and recorded on the books of the Partnership. Any transfer which contravenes any of the provisions of this Agreement shall be of no force and effect and shall not be recognized by the Partnership.
          (c) A transferee of Partnership Interests which is not admitted as a Partner pursuant to Section 9.8 shall have no right to require any information or account of the Partnership’s transactions or to inspect the books of the Partnership or to vote, but shall only be entitled to receive the allocations and distributions to which its transferor would otherwise be entitled under this Agreement.
          (d) Any transferee of a Partnership Interest which does not become a Partner and which desires to make a further transfer of such Interest shall be subject to all of the provisions of this Section 9 to the same extent and in the same manner as any Partner desiring to transfer its Partnership Interest.
     9.7 Admission as a Partner.
          (a) Subject to the other provisions of this Section 9, a transferee of a Partnership Interest shall be admitted as a partner only after the satisfactory compliance with items (i) through (iii) below and, if applicable, items (iv) and (v) below:
               (i) The transferee accepts and agrees to be bound by the terms and provisions of this Agreement;
               (ii) A counterpart of this Agreement and such other documents or instruments as the General Partners may require is executed by the transferee to evidence such acceptance and agreement;
               (iii) The transferee pays or reimburses the Partnership for all reasonable legal fees and filing and publication costs incurred by the Partnership in connection with the admission of the transferee as a Partner;
               (iv) Except for a transferee who is a Partner or a transferee pursuant to Section 9.2, the General Partners have consented to the admission of such transferee as a partner; and
               (v) If the transferee is not an individual, the transferee provides the Partnership with evidence satisfactory to counsel for the Partnership of the authority of such transferee to become a Partner under the terms and provisions of this Agreement
          (b) The transferee (other than a transferee who is an existing General Partner) of all or part of a Partnership Interest of a General Partner, shall not have the right to become a General Partner except upon the agreement thereto in writing in an amendment to this Agreement approved by all Partners. In all other cases, such transferee shall become a Limited Partner upon satisfaction of the requirements of this Section 9.
          (c) The General Partners shall make all official filings and publications as promptly as practicable after the satisfaction by the transferee of the conditions contained in this Section 9 to the admission of such transferee as a Partner.

     9.8 Distributions and Allocations with Respect to Transferred Partnership Interests. If any Partnership Interest is sold, assigned or transferred during any accounting period in compliance with the provisions of this Section 9, all Profits and Losses, each item thereof and all other items of income, gain, loss and deduction attributable to the transferred Partnership Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period using any conventions permitted by law and selected by the General Partners. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such transfers not later than the end of the calendar month during which it is given notice of such transfer and all distributions on or before such date shall be made to the transferor, and all distributions after such date shall be made to the transferee; provided, however, that if the Partnership does not receive a notice stating the date such Partnership Interest was transferred and such other information as the General Partners may reasonably require within thirty (30) days after the end of the accounting period during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, on the last day of the accounting period during which the transfer occurs, was the owner of the Partnership Interest. Neither the Partnership nor the General Partners shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.8, whether or not the General Partners or the Partnership has knowledge of any transfer of ownership of any Partnership Interest.
SECTION 10. GENERAL PARTNER
     10.1 Cessation. A Person shall cease to be a General Partner upon the transfer of its entire Partnership Interest on death, adjudication of incompetence or any of the other events set forth in the Act. Subject to Section 9.2 hereof, upon the occurrence of any such event, such transferee shall have the right to receive distributions and allocations with respect to its Partnership Interest, shall be treated as the transferee of a Limited Partner, and shall have the right to become a substituted Limited Partner pursuant to Section 9.7 hereof.
     10.2 Right of Remaining General Partner to Continue Partnership. In the event any Person ceases to be a General Partner pursuant to Section 10.1 hereof, the remaining General Partner(s), if any, shall have the rights and the power to continue the Partnership and its business without dissolution.
     10.3 Election of New General Partner. In the event any Person ceases to be a General Partner pursuant to Section 10.1, and as a consequence thereof the Partnership has no General Partner, any Limited Partner may nominate one or more Persons for election as a General Partner. No Person shall become a General Partner unless elected by an affirmative vote of all of the Limited Partners.
SECTION 11. DISSOLUTION AND WINDING UP
     11.1 Liquidating Events. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):
          (a) The sale of all or substantially all of the assets of the Partnership;

          (b) The vote by Partners holding more than fifty percent (50%) of the Percentage Interests to dissolve, wind up, and liquidate the Partnership;
          (c) The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Partnership;
          (d) The bankruptcy, insolvency or dissolution of a General Partner; or
          (e) Any event which causes there to be no General Partner;
provided, however, that in the event of the bankruptcy, insolvency or dissolution of a General Partner, the Partnership shall not be dissolved, (i) if at the time of such bankruptcy, insolvency or dissolution there is at least one (1) other General Partner in which case such remaining General Partner shall carry on the affairs of the Partnership, or (ii) in the event there is no General Partner as a result of the bankruptcy, insolvency or dissolution of a General Partner, the Limited Partners holding all of the Partnership Interests vote to continue the Partnership pursuant to Section 10.2 hereof.
     11.2 Winding Up.
          (a) Except as otherwise provided in Section 11.1, upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partners (or in the event there is no General Partner, any Partner elected by the Limited Partners holding a majority of the Percentage Interests) (the “Liquidating Partner”) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and assets and the assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:
               (i) First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;
               (ii) Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the Partners; and
               (iii) The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods. If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.
          (b) In the discretion of the Liquidating Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Section 11 may be:

               (i) distributed to a trust established for the benefit of the Partners for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Liquidating Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; or
               (ii) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.
          (c) In the discretion of the Liquidating Partner, the assets and liabilities of the Partnership may be distributed to and assumed by a trust established for the purpose of transferring such assets and liabilities in specie to the Partners pro rata in accordance with each Partner’s Percentage Interest.
          (d) The Liquidating Partner shall not receive any compensation for any services performed pursuant to this Section 11.
     11.3 Rights of Partners. Except as otherwise provided in this Agreement, each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no rights or power to demand or receive property other than cash from the Partnership. No Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions or allocations.
     11.4 Record of Liquidation. Each of the Partners shall be furnished with a statement prepared by the Partnership’s accountants which shall set forth the assets and liabilities of the Partnership as of the date of the occurrence of the Liquidating Event and the plans for compliance with Section 11.2.
SECTION 12. MISCELLANEOUS
     12.1 Further Action. Each Partner agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to effect the provisions of this Agreement.
     12.2 Notices. Except as otherwise specifically provided herein, any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally, or sent by nationally recognized overnight courier, or as of the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, if sent by registered or certified mail, postage and charges prepaid to the address specified below:
If to SWI:
Stratos Wireless Inc.
34 Harvey Road

St. John’s, Newfoundland, A1C 5X3
Canada
If to SGC:
Stratos Global Corporation
34 Harvey Road
St. John’s, Newfoundland, A1C 5X3
Canada
Any Partner may from time to time specify a different address by notice to the Partnership and the other Partners.
     12.3 Binding Effect. Subject to the restrictions on assignment herein contained and except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors and assigns.
     12.4 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.
     12.5 Time. Time is of the essence with respect to this Agreement.
     12.6 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     12.7 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is unenforceable, illegal or invalid for any reason whatsoever, such unenforceability, illegality or invalidity shall not affect the enforceability, validity or legality of the remainder of this Agreement.
     12.8 Incorporation by Reference. Every exhibit attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.
     12.9 Governing Law. The laws of the State of Delaware, without reference to its conflict of laws rules, shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.
     12.10 Waiver of Action for Partition. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership’s assets.
     12.11 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
[Rest of page left intentionally blank.]

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day first above set forth.
GENERAL PARTNER:

STRATOS GLOBAL CORPORATION
By:	/s/ Paul M. Kugelman
Name: PAUL M. KUGELMAN
Title: ASSISTANT CORPORATE SECRETARY

LIMITED PARTNER:

STRATOS WIRELESS INC.
By:
Name:
Title:

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day first above set forth.
GENERAL PARTNER:

STRATOS GLOBAL CORPORATION
By:	/s/ Paul M. Kugelman
Name: PAUL M. KUGELMAN
Title: ASSISTANT CORPORATE SECRETARY

LIMITED PARTNER

STRATOS WIRELESS INC.
By:	/s/ DAVID OAKE
Name: DAVID OAKE
Title: EVP (Corporate Development)

EXHIBIT A

	Capital
Names and	Account
Address	Balance	Percentage Interests

General Partner:
Stratos Global Corporation
34 Harvey Road		1%
St. John’s, Newfoundland, A1C 5X3

Limited Partner:
Stratos Wireless Inc.
34 Harvey Road		99%
St. John’s, Newfoundland, A1C 5X3
Total:		100.00%